Filed Pursuant to Rule 433

Registration No. 333-223208

April 3, 2019

FREE WRITING PROSPECTUS

(To Prospectus dated February 26, 2018,

Prospectus Supplement dated February 26, 2018,

and Equity Index Underlying Supplement dated February 26, 2018)

Structured Investments	HSBC USA Inc. $ Buffered Return Enhanced Notes Linked to an International Basket, due April 12, 2021 (the “Notes”)

General

•	Terms used in this free writing prospectus are described or defined herein and in the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. The Notes will have the terms described herein and in the Equity Index Underlying Supplement, prospectus supplement and prospectus. The Notes do not guarantee any return of principal, and you may lose up to 100% of your initial investment. The Notes will not bear interest.
•	This free writing prospectus relates to a single note offering. The purchaser of a Note will acquire a security linked to the Basket described below.
•	Although the offering relates to the Basket, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Basket, any Basket Component or any securities included in any Basket Component, or as to the suitability of an investment in the Notes.
•	Senior unsecured debt obligations of HSBC USA Inc. maturing April 12, 2021.

•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof.

•	All payments on the Notes are subject to our credit risk.

•	If the terms of the Notes set forth below are inconsistent with those described in the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus, the terms set forth below will supersede.

Key Terms

Issuer:	HSBC USA Inc.
Reference Asset:	An unequally-weighted basket consisting of the following five equity indices (each, a “Basket Component”), with the applicable basket weighting in parenthesis: EURO STOXX 50® Index (Ticker: “SX5E”) (39%), the TOPIX® Index (26%) (Ticker: “TPX”), the FTSE® 100 Index (Ticker: “UKX”) (15%), the S&P®/ASX 200 Index (Ticker: “AS51”) (11%) and the Swiss Market Index (Ticker: “SMI”) (9%) (collectively, the “Basket”).
Principal Amount:	$1,000 per Note
Trade Date:	April 5, 2019
Pricing Date:	April 5, 2019
Original Issue Date:	April 10, 2019
Averaging Dates:	March 30, 2021, March 31, 2021, April 1, 2021, April 6, 2021 and April 7, 2021 (the “Final Valuation Date”), subject to adjustment as described in “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement.
Maturity Date:	3 business days after the Final Valuation Date and is expected to be April 12, 2021. The Maturity Date is subject to adjustment as described in “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.
Payment at Maturity:	For each Note, you will receive a cash payment on the Maturity Date that is based on the Basket Return (as described below):
If the Basket Return is greater than 0.00%, you will receive an amount equal to:
$1,000 + [$1,000 x (Basket Return x Upside Participation Rate)]
If the Basket Return is equal to or less than 0.00% but greater than or equal to the Buffer Amount, you will receive $1,000.
If the Basket Return is less than the Buffer Amount, you will receive an amount equal to:
$1,000 + [$1,000 x (Basket Return + 15%) x Downside Leverage Factor]
In that case, you will lose approximately 1.1765% of the Principal Amount for each 1% that the Basket Return is below the Buffer Amount. This means that if the Basket Return is -100.00%, you will lose your entire investment.
Upside Participation Rate:	162%
Buffer Amount:	-15%
Downside Leverage Factor:	100/85, which is equal to approximately 1.1765.
Basket Return:	The quotient, expressed as a percentage, calculated as follows:
Final Basket Level – Initial Basket Level
Initial Basket Level
Initial Basket Level:	Set to 100 on the Pricing Date.
Final Basket Level:	Final Basket Level will be calculated as follows:
100 × [1 + (the sum of the products of each Component Return multiplied by its respective basket weighting)]
Component Return:	With respect to each Basket Component, the quotient, expressed as a percentage:
Final Component Level – Initial Component Level
Initial Component Level
Initial Component Level:	With respect to each Basket Component, its Official Closing Level on the Pricing Date.
Final Component Level:	With respect to each Basket Component, the arithmetic average of its Official Closing Levels on each of the Averaging Dates, as determined by the Calculation Agent.
Estimated Initial Value:	The Estimated Initial Value of the Notes will be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Pricing Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Selected Risk Considerations — The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”
Calculation Agent:	HSBC USA Inc. or one of its affiliates
CUSIP/ISIN:	40435ULN2 / US40435ULN27
Form of the Notes:	Book-Entry
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.

Investment in the Notes involves certain risks. You should refer to “Selected Risk Considerations” beginning on page 4 of this document and “Risk Factors” beginning on page S-1 of the Equity Index Underlying Supplement and the prospectus supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or determined that this free writing prospectus, or the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense.

HSBC Securities (USA) Inc. or another of our affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates will be used in a market-making transaction. HSBC Securities (USA) Inc., an affiliate of ours, will purchase the Notes from us for distribution to the placement agent. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page 19 of this free writing prospectus.

JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC will act as placement agents for the Notes. The placement agents will forgo fees for sales to fiduciary accounts. The total fees represent the amount that the placement agents receive from us for sales to accounts other than such fiduciary accounts.

The Estimated Initial Value of the Notes on the Pricing Date is expected to be between $965 and $985 per Note, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” above and “Selected Risk Considerations” beginning on page 4 of this document for additional information.

	Price to Public(1)	Fees and Commissions	Proceeds to Issuer
Per Note	$1,000.00	$15.00	$985.00
Total	$	$	$

(1) Certain fiduciary accounts purchasing the Notes will pay a purchase price of $985.00 per Note, and the placement agents with respect to sales made to such accounts will forgo any fees.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

JPMorgan

Placement Agent

April [●], 2019

Additional Terms Specific to the Notes

This free writing prospectus relates to a single note offering linked to the Basket. The purchaser of a Note will acquire a senior unsecured debt security linked to the Basket. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the Note offering relates only to the Basket, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Basket, any Basket Component, or any securities included in any Basket Component, or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated February 26, 2018, the prospectus supplement dated February 26, 2018 and the Equity Index Underlying Supplement dated February 26, 2018. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying Equity Index Underlying Supplement, prospectus supplement or prospectus, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” beginning on page 4 of this free writing prospectus and “Risk Factors” beginning on page S-1 of the accompanying Equity Index Underlying Supplement and page S-1 of the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and the Equity Index Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

•	The Equity Index Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010782/tv486722_424b2.htm

•	The prospectus supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010762/tv486944_424b2.htm

•	The prospectus at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010720/tv487083_424b3.htm

We are using this free writing prospectus to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. The Trade Date, the Pricing Date and the other terms of the Notes are subject to change, and will be set forth in the final pricing supplement relating to the Notes. In the event of any material changes to the terms of the Notes, we will notify you.

Investor Suitability

The Notes may be suitable for you if:

•	You seek an investment with an enhanced return linked to the potential positive performance of the Basket and you believe the level of the Basket will increase moderately over the term of the Notes.

•	You are willing to make an investment that is exposed to the negative Basket Return on an approximately 1.1765-to-1 basis for each percentage point that the Basket Return is less than -15%, with up to 100% of your investment at risk.

•	You are willing to forgo dividends or other distributions paid to the stocks included in the Basket Components.

•	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

•	You do not seek current income from your investment.

•	You do not seek an investment for which there is an active secondary market.

•	You are willing to hold the Notes to maturity.

•	You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

•	You believe the Basket Return will be negative or that the Basket Return will not be sufficiently positive to provide you with your desired return.

•	You are unwilling to make an investment that is exposed to the negative Basket Return on an approximately 1.1765-to-1 basis for each percentage point that the Basket Return is less than -15%, with up to 100% of your investment at risk.

•	You seek an investment that provides full return of principal.

•	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

•	You prefer to receive the dividends or other distributions paid to the stocks included in any of the Basket Components.

•	You seek current income from your investment.

•	You seek an investment for which there will be an active secondary market.

•	You are unable or unwilling to hold the Notes to maturity.

•	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

Selected Purchase Considerations

•	APPRECIATION POTENTIAL — The Notes provide the opportunity to receive enhanced returns at maturity by multiplying a positive Basket Return by the Upside Participation Rate of 162%. Because the Notes are our senior unsecured debt obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•	LIMITED PROTECTION AGAINST LOSS — We will pay you your principal back at maturity if the Final Basket Level is negative but not less than the Initial Basket Level by more than 15%. If the level of the Basket decreases by more than 15%, you will lose approximately 1.1765% of the Principal Amount for every 1% decrease in the level of the Basket in excess of 15%. If the Basket Return is -100.00%, you will lose your entire investment.

•	DIVERSIFICATION AMONG THE BASKET COMPONENTS —The return on the Notes is linked to an unequally-weighted basket consisting of five Basket Components, each linked to the SX5E, TPX, UKX, AS51 and SMI. We expect that generally the market value of your Notes and your Payment at Maturity will depend significantly on the performance of the heavily weighted Basket Components. For additional information about the Basket and the Basket Components, see the information set forth herein under “Information Relating to the Basket and the Basket Components.”

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Basket Components or securities included in any of the Basket Components. These risks are explained in more detail in the “Risk Factors” sections of the accompanying Equity Index Underlying Supplement and prospectus supplement.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The Notes do not guarantee any return of principal. The return on the Notes at maturity is linked to the performance of the Basket and will depend on whether, and the extent to which, the Basket Return is positive or negative. Your investment will be exposed on a leveraged basis to any decrease in the Final Basket Level as compared to the Initial Basket Level by more than 15%. You may lose up to 100.00% of your investment.

•	THE NOTES ARE SUBJECT TO THE CREDIT RISK OF HSBC USA INC. — The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

•	CHANGES IN THE LEVELS OF THE BASKET COMPONENTS MAY OFFSET EACH OTHER — Movements in the level of the Basket Components may not correlate with each other. At a time when the level of one or more of the Basket Components increases, the level of the other Basket Components may not increase as much or may even decline. Therefore, in calculating the Basket Return, increases in the level of one or more of the Basket Components may be moderated, or more than offset, by lesser increases or declines in the level of the other Basket Components. For example, due to the higher Component Weighting of the SX5E, a negative Component Return resulting from a significant decline in the Final Component Level of the SX5E compared to its Initial Component Level could more than offset any positive Component Returns resulting from any appreciation in one or more lower weighted Basket Components, such as the UKX and the TPX, even if such appreciation is significant.

•	THE AMOUNT PAYABLE ON THE NOTES IS NOT LINKED TO THE LEVEL OF THE BASKET AT ANY TIME OTHER THAN ON THE AVERAGING DATES — The Final Basket Level will be determined based on the Final Component Level of each Basket Component, which will be the arithmetic average of its Official Closing Levels on each of the Averaging Dates, subject to postponement for non-trading days and certain market disruption events. Even if the level of the Basket appreciates during the term of the Notes other than on the Averaging Dates but then decreases on any of the Averaging Dates to a level that is less than the Initial Basket Level, the Payment at Maturity may be less, and may be significantly less, than it would have been had the Payment at Maturity been linked to the level of the Basket prior to such decrease. Although the actual level of the Basket on the Maturity Date or at other times during the term of the Notes may be higher than the Final Basket Level, the Payment at Maturity will be based solely on the Final Basket Level on the Averaging Dates.

•	SUITABILITY OF THE NOTES FOR INVESTMENT — You should only reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the information set out in this free writing prospectus. Neither HSBC nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

•	THE ESTIMATED INITIAL VALUE OF THE NOTES, WHICH WILL BE DETERMINED BY US ON THE PRICING DATE, WILL BE LESS THAN THE PRICE TO PUBLIC AND MAY DIFFER FROM THE MARKET VALUE OF THE NOTES IN THE SECONDARY MARKET, IF ANY — The Estimated Initial Value of the Notes will be calculated by us on the Pricing Date and will be less than the price to public. The Estimated Initial Value will reflect our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

•	THE PRICE OF YOUR NOTES IN THE SECONDARY MARKET, IF ANY, IMMEDIATELY AFTER THE PRICING DATE WILL BE LESS THAN THE PRICE TO PUBLIC — The price to public takes into account certain costs. These costs will include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes, the underwriting discount and the costs associated with structuring and hedging our obligations under the Notes. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the levels of the Basket Components and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

•	IF HSBC SECURITIES (USA) INC. WERE TO REPURCHASE YOUR NOTES IMMEDIATELY AFTER THE ORIGINAL ISSUE DATE, THE PRICE YOU RECEIVE MAY BE HIGHER THAN THE ESTIMATED INITIAL VALUE OF THE NOTES — Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that may be initially used for customer account statements, if any, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately 6 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

•	NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities included in the Basket Components would have.

•	Potentially Inconsistent Research, Opinions or Recommendations by HSBC and JPMorgan — HSBC, JPMorgan, or their respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes and which may be revised at any time. Any such research, opinions or recommendations could affect the levels of the Basket Components, and therefore, the market value of the Notes.

•	THE NOTES LACK LIQUIDITY — The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. may offer to purchase the Notes in the secondary market. However, it is not required to do so and may cease making such offers at any time, if at all. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as Calculation Agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the Calculation Agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the levels of the Basket Components and the value of the Notes.

•	The Notes are Not Insured OR GUARANTEED by any Governmental Agency of the United States or any Other Jurisdiction — The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity of the Notes.

•	THE HISTORICAL PERFORMANCE OF THE BASKET COMPONENTS SHOULD NOT BE TAKEN AS AN INDICATION OF ITS FUTURE PERFORMANCE DURING THE TERM OF THE NOTES — It is impossible to predict whether the levels of the Basket Components will rise or fall. The Basket Components will be influenced by complex and interrelated political, economic, financial and other factors.

•	MARKET DISRUPTIONS MAY ADVERSELY AFFECT YOUR RETURN — The Calculation Agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from determining the Final Basket Level in the manner described herein, and calculating the amount that we are required to pay you upon maturity, or from properly hedging its obligations under the Notes. These events may include disruptions or suspensions of trading in the markets as a whole. If the Calculation Agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the Notes or prevents the Calculation Agent from determining the Basket Return or Payment at Maturity in the ordinary manner, the Calculation Agent will determine the Basket Return or Payment at Maturity in good faith and in a commercially reasonable manner, and it is possible that the Averaging Dates, Final Valuation Date and the Maturity Date will be postponed, which may adversely affect the return on your Notes.

•	RISKS ASSOCIATED WITH NON-U.S. COMPANIES — The levels of the Basket Components depend upon the stocks of non-U.S. companies that are traded on various non-U.S. exchanges. The prices of these non-U.S. stocks may be affected by political, economic, financial and social factors in the home countries of these non-U.S. companies, including changes in governmental, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could affect the value of the Notes. Those foreign securities may have less liquidity and could be more volatile than many of the securities traded in U.S. or other longer-established securities markets. Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading levels or prices and volumes in those markets. The other special risks associated with foreign securities may include, but are not limited to: less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties. These factors may adversely affect the performance of the Basket Components and, as a result, the value of the Notes.

•	THE NOTES WILL NOT BE ADJUSTED FOR CHANGES IN EXCHANGE RATES — Although the equity securities included in the Basket Components are traded in currencies other than U.S. dollars, and the Notes are denominated in U.S. dollars, the amount payable on the Notes, if any, will not be adjusted for changes in the exchange rates between the U.S. dollar and the currencies in which these non-U.S. equity securities are denominated. Changes in exchange rates, however, may reflect changes in the applicable non-U.S. economies which in turn may affect the levels of the Basket Components, and therefore the Notes.

•	MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the levels of the Basket Components on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the actual and expected volatility of the Basket Components;

•	the time to maturity of the Notes;

•	the dividend rate on the equity securities underlying the Basket Components;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events that affect the Basket Components or the stock markets generally; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•	UNCERTAIN TAX TREATMENT — For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Notes) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the accompanying prospectus supplement) of a Note is required to accrue income in respect of the Notes prior to the receipt of payments with respect to the Notes or their earlier sale. Moreover, it is possible that a non-U.S. holder of the Notes could be subject to U.S. withholding tax in respect of the Notes. It is unclear whether any regulations or other guidance would apply to the Notes (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Notes.

What Is the Total Return on the Notes at Maturity Assuming a Range of Performances for the Basket?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this free writing prospectus is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Principal Amount to $1,000. The hypothetical total returns set forth below reflect the Upside Participation Rate of 162%, the Buffer Amount of -15%, and the Downside Leverage Factor of 100/85 and the Initial Basket Level of 100. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Hypothetical Final Basket Level	Hypothetical Basket Return	Hypothetical Payment at Maturity	Hypothetical Total Return on the Notes
200.00	100.00%	$2,620.00	162.000%
150.00	50.00%	$1,810.00	81.000%
140.00	40.00%	$1,648.00	64.800%
130.00	30.00%	$1,486.00	48.600%
120.00	20.00%	$1,324.00	32.400%
110.00	10.00%	$1,162.00	16.200%
105.00	5.00%	$1,081.00	8.100%
102.50	2.50%	$1,040.50	4.050%
101.00	1.00%	$1,016.20	1.620%
100.00	0.00%	$1,000.00	0.000%
95.00	-5.00%	$1,000.00	0.000%
90.00	-10.00%	$1,000.00	0.000%
85.00	-15.00%	$1,000.00	0.000%
80.00	-20.00%	$941.18	-5.882%
70.00	-30.00%	$823.53	-17.647%
60.00	-40.00%	$705.88	-29.412%
50.00	-50.00%	$588.24	-41.176%
40.00	-60.00%	$470.59	-52.941%
30.00	-70.00%	$352.94	-64.706%
20.00	-80.00%	$235.29	-76.471%
10.00	-90.00%	$117.65	-88.235%
0.00	-100.00%	$0.00	-100.000%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how certain of the total returns set forth in the table above are calculated.

Example 1: The Basket Return is greater than 0.00%

Basket Component	Hypothetical Initial Component Level	Hypothetical Final Component Level	Hypothetical Component Return	Basket Weighting
SX5E	100.00	101.00	1.00%	39.00%
TPX	100.00	101.00	1.00%	26.00%
UKX	100.00	102.00	2.00%	15.00%
AS51	100.00	130.00	30.00%	11.00%
SMI	100.00	125.00	25.00%	9.00%
Final Basket Level				106.50
Basket Return				6.50%

In this example, all of the hypothetical Final Component Levels for the Basket Components are greater than the applicable hypothetical Initial Component Levels, which results in the hypothetical Basket Return being greater than 0.00%. Because the hypothetical Basket Return of 6.50% is greater than 0.00%, the investor receives a Payment at Maturity of $1,105.30 per $1,000 in Principal Amount, calculated as follows:

$1,000 + [$1,000 × (6.50% × 162%)] = $1,105.30

Example 2: The Basket Return is less than 0.00% but greater than the Buffer Amount.

Basket Component	Hypothetical Initial Component Level	Hypothetical Final Component Level	Hypothetical Component Return	Basket Weighting
SX5E	100.00	95.00	-5.00%	39.00%

TPX	100.00	95.00	-5.00%	26.00%
UKX	100.00	95.00	-5.00%	15.00%
AS51	100.00	95.00	-5.00%	11.00%
SMI	100.00	95.00	-5.00%	9.00%
Final Basket Level				95.00
Basket Return				-5.00%

In this example, all of the hypothetical Final Component Levels for the Basket Components are less than the applicable hypothetical Initial Component Levels, which results in the hypothetical Basket Return being less than 0.00%. Because the hypothetical Basket Return of -5.00% is less than 0.00% but greater than the Buffer Amount of -15%, the investor receives a Payment at Maturity of $1,000.00 per $1,000 in Principal Amount.

Example 3: The Basket Return is less than the Buffer Amount.

Basket Component	Hypothetical Initial Component Level	Hypothetical Final Component Level	Hypothetical Component Return	Basket Weighting
SX5E	100.00	50.00	-50.00%	39.00%
TPX	100.00	50.00	-50.00%	26.00%
UKX	100.00	50.00	-50.00%	15.00%
AS51	100.00	135.00	35.00%	11.00%
SMI	100.00	135.00	35.00%	9.00%
Final Basket Level				67.00
Basket Return				-33.00%

In this example, the hypothetical Final Component Level of each of the SX5E, the TPX and the UKX is less than its respective hypothetical Initial Component Level, while the hypothetical Final Component Levels of AS51 and SMI are greater than their respective Initial Component Levels. Because the Basket is unequally weighted, increases in the lower weighted Basket Components will be offset by decreases in the more heavily weighted Basket Components. In this example, the large declines in the SX5E, TPX and UKX result in the hypothetical Basket Return being less than the Buffer Amount of -15%. Because the hypothetical Basket Return of -33.00% is less than the Buffer Amount of -15%, the investor receives a Payment at Maturity of $788.24 per $1,000 in Principal Amount, calculated as follows:

$1,000 + [$1,000 × (-33.00% + 15%) x 100/85] = $788.24

Information Relating to the Basket and the Basket Components

General

This free writing prospectus is not an offer to sell and it is not an offer to buy any securities included in the Basket Components. All disclosures contained in this free writing prospectus regarding a Basket Component, including its make-up, performance, method of calculation and changes in its components, where applicable, are derived from publicly available information. Neither HSBC nor any of its affiliates has made any independent investigation as to the adequacy or accuracy of information about the Basket Components that is contained in this free writing prospectus. You should make your own investigation into the Basket Components.

The Basket

The following graph illustrates the hypothetical daily performance of the Basket from March 29, 2009 through March 29, 2019 based on closing level information from Bloomberg Professional® service (“Bloomberg”), if the level of the Basket was made to equal 100 on March 29, 2009. The hypothetical performance reflects the performance the Basket would have exhibited based on the actual historical performance of the Basket Components. Neither the hypothetical performance of the Basket nor the actual historical performance of any Basket Components should be taken as indications of future performance.

We cannot give you assurance that the performance of the Basket will result in the return of your initial investment. You may lose all of your initial investment.

The EURO STOXX 50® Index

Description of the SX5E

The EURO STOXX 50® Index (the “SX5E”) was created by STOXX Limited, which is owned by Deutsche Börse AG. Publication of the SX5E began on February 28, 1998, based on an initial index value of 1,000 at December 31, 1991.

For more information about the SX5E, see “The EURO STOXX 50® Index” beginning on page S-12 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the SX5E

The following graph sets forth the historical performance of the SX5E based on the daily historical closing levels from March 29, 2009 through March 29, 2019 as reported on Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg.

Historical Performance of the SX5E

Source: Bloomberg

The TOPIX® Index

Description of the TPX

The TPX is a free float-adjusted market capitalization-weighted index of all companies listed on the First Section of the Tokyo Stock Exchange. Publication of the TPX began on July 1, 1969, with a base point of 100 as of the base date of January 4, 1968. The TPX is published by the Tokyo Stock Exchange, Inc. (the “TSE”) and the TSE is responsible for calculating and publishing the TPX.

For more information about the TPX, see “The TOPIXÒ Index” beginning on page S-54 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the TPX

The following graph sets forth the historical performance of the TPX based on the daily historical closing levels from March 29, 2009 through March 29, 2019 as reported on Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg.

Historical Performance of the TPX

Source: Bloomberg

The FTSE® 100 Index

Description of the UKX

The FTSE® 100 Index (the “UKX”) is a market-capitalization weighted index calculated, published and disseminated by FTSE Group (“FTSE”), an independent company wholly owned by the London Stock Exchange Group (the “LSE”). The UKX is designed to measure the composite performance of the 100 largest UK domiciled blue chip companies that pass screening for size and liquidity traded on the LSE. The UKX was launched on January 3, 1984 and has a base date of December 30, 1983.

For more information about the UKX, see “The FTSE® 100 Index” beginning on page S-14 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the UKX

The following graph sets forth the historical performance of the UKX based on the daily historical closing levels from March 29, 2009 through March 29, 2019 as reported on Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg.

Historical Performance of the UKX

Source: Bloomberg

The S&P®/ASX 200 Index

Description of the AS51

The S&P®/ASX 200 Index (the “AS51”) is intended to provide exposure to the largest 200 eligible securities that are listed on the Australian Securities Exchange (“ASX”) by float-adjusted market capitalization. The AS51 was first launched in 1979 by the ASX and was acquired and re-launched by its current index sponsor on April 3, 2000. The AS51 is sponsored, calculated, published and disseminated by S&P Dow Jones Indices LLC (“S&P”), a part of S&P Global. The AS51 is reported by Bloomberg L.P. under the symbol “AS51.”

Index Composition

The AS51 weights companies according to the Global Industry Classification Standard (“GICS®”), which creates uniform ground rules for replicable, custom-tailored, industry-focused portfolios. It also enables meaningful comparisons of sectors and industries across regions.

Standards for Listing and Maintenance

The S&P®/ASX Index Committee (for purposes of this section, the “Index Committee”) aims to design a highly liquid and tradable index whose total market capitalization is large enough to approximate the market segment it is capturing while keeping the number of stocks at a minimum. Both market capitalization and liquidity are assessed using the previous six months’ worth of data. Quarterly review changes take effect the third Friday of March, June, September and December.

The criteria for index additions include, but are not limited to:

•	Listing. Only securities listed on the ASX are considered for inclusion in the AS51;

•	Market Capitalization. The market capitalization criterion for stock inclusion is based upon the daily average market capitalization of a security over the last six months. The stock price history (last six months), latest available shares on issue and the investable weight factor (“IWF”) are the relevant variables for the calculation. The IWF is a variable that is primarily used to determine the available float of a security for ASX listed securities; and

•	Liquidity. Only securities that are regularly traded are eligible for inclusion in the AS51. A stock’s liquidity is measured relative to its peers. Relative Liquidity is calculated as follows:

Relative Liquidity =	Stock Median Liquidity
Market Liquidity

Where:

o	Stock Median Liquidity is the median daily value traded for each stock divided by the average float/index weight-adjusted market capitalization for the previous six months; and

o	Market Liquidity is determined using the market capitalization weighted average of the stock median liquidities of the 500 companies in the All Ordinaries index, an index that includes nearly all ordinary shares listed on the ASX.

Stocks must have a minimum Relative Liquidity of 50% to be included in the AS51.

•	Eligible Securities. Common and equity preferred stocks (which are not of a fixed income nature) are eligible for inclusion in the AS51. Hybrid stocks, such as convertible stock, bonds, warrants and preferred stock that provide a guaranteed fixed return, are not eligible. Listed investment companies (LICs) that invest in a portfolio of securities are not eligible. Companies that are currently under consideration for merger or acquisition are not eligible.

Intra-Quarter Additions/Deletions. Between rebalancing dates, an addition to the AS51 is generally made only if a vacancy is created by an index deletion. Index additions are made according to market size and liquidity. An initial public offering (IPO) is added to the AS51 only when an appropriate vacancy occurs and is subject to proven liquidity for at least eight weeks. An exception may be made for extraordinary large offerings where sizeable trading volumes justify index inclusion. An index constituent that appears to violate criteria for addition to the AS51 will not be deleted unless ongoing conditions warrant an index change. Deletions can occur between index rebalancing dates due to acquisitions, mergers and spin-offs or due to suspension or bankruptcies. The decision to remove a stock from the AS51 will be made once there is sufficient evidence that the transaction will be completed. Stocks that are removed due to mergers & acquisitions activity are removed from the AS51 at the cash offer price for cash-only offers. Otherwise, the best available price in the market is used.

Rebalancing. Rebalancing of the AS51 series occurs on a regular basis. Both market capitalization and liquidity are assessed using the previous six months’ worth of data to determine index eligibility. Shares and IWFs updates are also applied regularly. The reference date used for the six months’ worth of trading data is the last Friday of the month prior to the rebalancing.

The Index Committee may change the date of a given rebalancing for reasons including market holidays occurring on the scheduled rebalancing date. Any such change will be announced with proper advance notice where possible.

Buffers. In order to limit the level of index turnover, eligible securities will only be considered for index inclusion once another stock is excluded due to a sufficiently low rank and/or liquidity, based on the float-adjusted market capitalization. Potential index inclusions and exclusions need to satisfy a buffer requirement in terms of the rank of the stock relative to the AS51. The following buffer aims to limit the level of index turnover that may take place at each quarterly rebalancing, maximizing the efficiency and limiting the cost associated with holding the index portfolio.

The Rank Buffer for addition to the AS51 is 179th or higher, and for deletion, 221st or lower.

This float-adjusted market capitalization rank buffer serves as the guideline used by the Index Committee to arrive at any potential constituent changes to the AS51. However, the Index Committee has complete discretion to by-pass these rules when circumstances warrant.

Frequency. The AS51 constituents are rebalanced quarterly to ensure adequate market capitalization and liquidity. Quarterly rebalancing changes take effect after the market close on the third Friday of March, June, September and December.

Share Updates. The share count for all index constituents are updated quarterly and are rounded to the nearest thousand (‘000). An update to the number of issued shares will be considered if the change is at least 5% of the float adjusted shares or $100 million Australian dollars. Intra quarter share changes are implemented at the effective date or as soon as reliable information is available; however, they will only take place in the following circumstances:

•	Changes in a company’s float-adjusted shares of 5% or more due to market-wide shares issuance;

•	Rights issues, bonus issues and other major corporate actions;

•	Dividend Reinvestment Plan share issuances of more than A$100 million in value; and

•	Share issues resulting from index companies merging and major off-market buy-backs.

Share changes due to mergers or acquisitions are implemented when the transaction occurs, even if both of the companies are not in the same index and regardless of the size of the change.

Notification of intra quarter changes to the number of issued shares generally takes place three Business Days prior to the implementation date.

Index Calculation

The AS51 is calculated using a base-weighted aggregate methodology so that the level of the AS51 reflects the total market value of all the component stocks relative to a particular base period. The total market value of a company is determined by multiplying the price of its stock by the number of shares available after float (IWF) adjustment. An indexed number is used to represent the result of this calculation in order to make the value easier to work with and track over time.

A stock’s weight in the AS51 is determined by the float-adjusted market capitalization of the stock. This is a function of current index shares, the latest available stock price and the Investable Weight Factor (IWF). The IWF represents the float-adjusted portion of a stock’s equity capital. Therefore any strategic holdings that are classified as either corporate, private or government holdings reduce the IWF which, in turn, results in a reduction in the float-adjusted market capital. Shares owned by founders, directors of the company, trusts, venture capitalists and other companies are also excluded. These are also deemed strategic holders and are considered long-term holders of a stock’s equity. Any strategic shareholdings that are greater than 5% of total issued shares are excluded from the relevant float.

On any given day, the index value is the quotient of the total available market capitalization of its constituents and its divisor. Continuity in the index value is maintained by adjusting the divisor for all changes in the constituents’ share capital after the base date. This includes additions and deletions to the AS51, rights issues, share buybacks and issuances, spin-offs, and adjustments in availability. The divisor’s time series is, in effect, a chronological summary of all changes affecting the base capital of the index. The divisor is adjusted such that the index value at an instant just prior to a change in base capital equals the index value at an instant immediately following that change. The divisor will be adjusted to account for new addition to or deletion from the AS51 and certain corporate actions, such as special cash dividend, certain stock dividend, rights offering, new share issuance, reduction of capital and merger.

Index Governance

The Index Committee monitors overall policy guidelines and methodologies, as well as additions and deletions from the AS51. S&P Dow Jones chairs the Index Committee, which is composed of voting members representing both S&P Dow Jones and the ASX.

Decisions made by the Index Committee include all matters relating to index construction and maintenance. The Index Committee meets regularly to review market developments and convenes as needed to address major corporate actions. It is the sole responsibility of the Index Committee to decide on all matters relating to methodology, maintenance, constituent selection and index procedures. The Index Committee makes decisions based on all publicly available information and discussions are kept confidential to avoid any unnecessary impact on market trading.

License Agreement

The AS51 is a product of S&P, and has been licensed for use by us. Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC; and these trademarks have been licensed for use by S&P and sublicensed for certain purposes by us. The Securities are not sponsored, endorsed, sold or promoted by S&P, Standard & Poor’s Financial Services LLC, any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the AS51 to track general market performance. S&P Dow Jones Indices’ only relationship to us with respect to the AS51 is the licensing of the AS51 and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices or its licensors. The AS51 is determined, composed and calculated by S&P Dow Jones Indices without regard to us or the Securities. S&P Dow Jones Indices have no obligation to take our needs or the needs of holders of the Securities into consideration in determining, composing or calculating the AS51. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the Securities or the timing of the issuance or sale of the Securities or in the determination or calculation of the equation by which the Securities are to be converted into cash, surrendered or redeemed, as the case may be. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the Securities. There is no assurance that investment products based on the AS51 will accurately track AS51 performance or provide positive investment returns. S&P is not an investment advisor. Inclusion of a security within an AS51 is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the Securities currently being issued by us, but which may be similar to and competitive with the Securities. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the AS51.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE AS51 OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, HOLDERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE AS51 OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND US, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

Historical Performance of the AS51

The following graph sets forth the historical performance of the AS51 based on the daily historical closing levels from March 29, 2009 through March 29, 2019 as reported on Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg.

Historical Performance of the AS51

Source: Bloomberg

The Swiss Market Index

Description of the SMI

The Swiss Market Index (Bloomberg ticker “SMI”):

▪	was first launched with a base level of 1,500 as of June 30, 1988; and

▪	is sponsored, calculated, published and disseminated by the SIX Exchange.

The SMI is a price return float-adjusted market capitalization-weighted index of the 20 largest stocks traded on the Swiss Stock Exchange. The Management Committee of SIX Swiss Exchange is supported by an Index Commission (advisory board) in all index-related matters, notably in connection with changes to the SMI rules and adjustments, additions and exclusions outside of the established review and acceptance period. The Index Commission meets at least twice annually.

Index Composition and Selection Criteria

The SMI is comprised of the 20 highest ranked stocks traded on the Swiss Stock Exchange that have a free float of 20% or more and that are not investment companies. The equity universe is largely Swiss domestic companies; however, in some cases, foreign issuers with a primary listing on the Swiss Stock Exchange or investment companies that do not hold any shares of any other eligible company and that have a primary listing on the Swiss Stock Exchange may be included.

The ranking of each security is determined by a combination of the following criteria:

•	average free-float market capitalization (compared to the capitalization of the entire Swiss Stock Exchange index family), and

•	cumulative on order book turnover (compared to the total turnover of the Swiss Stock Exchange index family).

Each of these two factors is assigned a 50% weighting in ranking the stocks eligible for the SMI.

The SMI is reconstituted annually after prior notice of at least two months on the third Friday in September after the close of trading.

The reconstitution is based on data from the previous July 1 through June 30. Provisional interim selection (ranking) lists are also published following the end of the third, fourth and first financial quarters.

In order to reduce turnover, an index constituent will not be replaced unless it is ranked below 23 or, if it is ranked 21 or 22, if another share ranks 18 or higher. If a company has primary listings on several exchanges and less than 50% of that company’s total turnover is generated on the Swiss Stock Exchange, it will not be included in the SMI unless it ranks at least 18 or better on the selection list on the basis of its turnover alone (i.e., without considering its free float).

Maintenance of the SMI

Constituent Changes. In the case of major market changes as a result of capital events such as mergers or new listings, the Management Committee of SIX Swiss Exchange can decide at the request of the Index Commission that a security should be admitted to the SMI outside the annual review period as long as it clearly fulfills the criteria for inclusion. For the same reasons, a security can also be excluded if the requirements for admission to the SMI are no longer fulfilled. As a general rule, extraordinary acceptances into the SMI take place after a three-month period on a quarterly basis after the close of trading on the third Friday of March, June, September and December (for example, a security listed on or before the fifth trading day prior to the end of November cannot be included until the following March). An announced insolvency is deemed to be an extraordinary event and the security will be removed from the SMI with five trading days’ prior notice if the circumstances permit such notice.

Capped Weightings and Intra-Quarter Breaches. The weight of any index constituent that exceeds a weight of 18% within the index is reduced to that value at each quarterly index review by applying a capping factor to the calculation of such constituent’s free float market capitalization. A constituent’s number of shares and free float market capitalization are used to determine its capping factor. The excess weight (the difference of the original weight minus the capped weight) is distributed proportionally across the other index constituents. The constituents are also capped to 18% as soon as two index constituents exceed a weight of 20% (an “intra-quarter breach”). If an intra-quarter breach is observed after the close of the markets, the new capping factors are implemented after the close of the following trading day. The weights of the largest components are therefore set again to be around 18% at the subsequent market open. In order to achieve a capped weighting of the index without causing market distortion, a stepwise reduction is conducted based on the quarterly index reviews to ensure that no change in the weight (as a result of capping) from one review to the next exceeds 3%. The transition period is in effect until no component has a weight larger than 18%. In the case of an intra-quarter breach, the weights are limited to the last defined weights as of the prior review.

Number of Shares and Free Float. The securities included in the SMI are weighted according to their free float. This means that shares deemed to be in firm hands are subtracted from the total market capitalization of that company. The free float is calculated on the basis of outstanding shares. Issued and outstanding equity capital is, as a rule, the total amount of equity capital that has been fully subscribed and wholly or partially paid in and documented in the Commercial Register. Not counting as issued and outstanding equity capital are the approved capital and the conditional capital of a company. The free float is calculated on the basis of listed shares only. If a company offers several different categories of listed participation rights, each is treated separately for purposes of index calculation.

Shares held deemed to be in firm hands are shareholdings that have been acquired by one person or a group of persons in companies domiciled in Switzerland and which, upon exceeding 5%, have been reported to the SIX Exchange. Shares of persons and groups of persons who are subject to a shareholder agreement which is binding for more than 5% of the listed shares or who, according to publicly known facts, have a long-term interest in a company, are also deemed to be in firm hands.

For the calculation of the number of shares in firm hands, the SIX Exchange may also use other sources than the reports submitted to it. In particular, the SIX Exchange may use data gained from issuer surveys that it conducts itself.

In general, shares held by custodian nominees, trustee companies, investment funds, pension funds and investment companies are deemed free-floating regardless whether a report has been made to the SIX Exchange. The SIX Exchange classifies at its own discretion persons and groups of persons who, because of their area of activity or the absence of important information, cannot be clearly assigned.

The free-float rule applies only to bearer shares and registered shares. Capital issued in the form of participation certificates and bonus certificates is taken into full account in calculating the SMI because it does not confer voting rights.

The number of securities in the SMI and the free-float factors are adjusted after the close of trading on four adjustment dates per year, the third Friday of March, June, September and December. Such changes are pre-announced at least one month before the adjustment date, although the index sponsor reserves the right to take account of recent changes before the adjustment date in the actual adjustment, so the definite new securities are announced five trading days before the adjustment date.

In order to avoid frequent slight changes to the weighting and to maintain the stability of the SMI, any extraordinary change of the total number of outstanding securities or the free float will only result in an extraordinary adjustment if it exceeds 10% and 5% respectively and is in conjunction with a corporate action.

After a takeover, Six Exchange may, in exceptional cases, adjust the free float of a company upon publication of the end results after a five-day notification period or may exclude the security from the relevant index family. When an insolvency has been announced, an extraordinary adjustment will be made and the affected security will be removed from the SMI after five trading days’ notice.

The index sponsor reserves the right to make an extraordinary adjustment, in exceptional cases, without observing the notification period.

Calculation of the SMI

The index sponsor calculates the SMI using the “Laspeyres formula,” with a weighted arithmetic mean of a defined number of securities issues. The formula for calculating the index value can be expressed as follows:

SMI =	Free Float Market Capitalization of the index Divisor

The “free float market capitalization of the index” is equal to the sum of the product of the last-paid price, the number of shares, the free-float factor and, if a foreign stock is included, the current CHF exchange rate as of the time the index value is being calculated. The index value is calculated in real time and is updated whenever a trade is made in a component stock. Where any index component stock price is unavailable on any trading day, Six Exchange will use the last reported price for such component stock. Only prices from the SIX Exchange’s electronic order book are used in calculating the SMI.

Divisor Value and Adjustments

The divisor is a technical number used to calculate the SMI and is adjusted to reflect changes in market capitalization due to corporate events, and is adjusted by Six Exchange to reflect corporate events, as described in the SMI rules.

License Agreement

These Notes are not in any way sponsored, endorsed, sold or promoted by the SIX Exchange and the SIX Exchange makes no warranty or representation whatsoever, express or implied, either as to the results to be obtained from the use of the Swiss Market Index and/or the figure at which the Swiss Market Index stands at any particular time on any particular day or otherwise. However, the SIX Exchange shall not be liable (whether in negligence or otherwise) to any person for any error in the Swiss Market Index and the SIX Exchange shall not be under any obligation to advise any person of any error therein.

SIX Group, SIX Exchange, SPI, Swiss Performance Index (SPI), SPI EXTRA, SPI ex SLI, SMI, Swiss Market Index (SMI), SMI MID (SMIM), SMI Expanded, SXI, SXI Real Estate, SXI Swiss Real Estate, SXI Life Sciences, SXI Bio+Medtech, SLI, SLI Swiss Leader Index, SBI, SBI Swiss Bond Index, SAR, SAR SWISS AVERAGE RATE, SARON, SCR, SCR SWISS CURRENT RATE, SCRON, SAION, SCION, VSMI and SWX Immobilienfonds Index are trademarks that have been registered in Switzerland and/or abroad by SIX Group Ltd respectively SIX Exchange. Their use is subject to a license.

Historical Performance of the SMI

The following graph sets forth the historical performance of the SMI based on the daily historical closing levels from March 29, 2009 through March 29, 2019 as reported on Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg.

Historical Performance of the SMI

Source: Bloomberg

Events of Default and Acceleration

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the Calculation Agent will determine the accelerated Payment at Maturity due and payable in the same general manner as described in “Key Terms” in this free writing prospectus. In that case, the five trading days preceding the date of acceleration will be used as the Averaging Dates for purposes of determining the accelerated Basket Return (including the Final Basket Level). The accelerated Maturity Date will be the third business day following the postponed accelerated Final Valuation Date.

If the Notes have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Notes from HSBC for distribution to JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC, acting as placement agents, at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the Notes. The placement agents for the Notes will receive a fee that will not exceed $15.00 per $1,000 Principal Amount. Certain fiduciary accounts purchasing the Notes will pay a purchase price of $985.00 per Note, and the placement agents with respect to sales made to such accounts will forgo any fees.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Notes. However, it is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Original Issue Date set forth above, which is more than two business days following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-61 in the prospectus supplement.

Tax Considerations

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, the Notes should be treated as pre-paid executory contracts with respect to the Basket Components. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat the Notes as pre-paid executory contracts with respect to the Basket Components. Pursuant to this approach we do not intend to report any income or gain with respect to the Notes prior to their maturity or an earlier sale or exchange and we generally intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the Note for more than one year at such time for U.S. federal income tax purposes.

We will not attempt to ascertain whether any of the entities whose stock is included in any of the Basket Components would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in any of the Basket Components were treated as a PFIC or USRPHC, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in any of the Basket Components and consult your tax advisor regarding the possible consequences to you, if any, if one or more of the entities whose stock is included in any of the Basket Components is or becomes a PFIC or a USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Notes are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2021. Based on the Issuer’s determination that the Notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Basket Components or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Basket Components or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

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